Exhibit 99.1
For immediate release
Contact: Rusty Fisher, 713-307-8770
Endeavour Announces Increase in Year-end Reserves for
2007 and Full-year Production
Houston, March 5, 2008 – Endeavour International Corporation (“Endeavour”) (AMEX:END) (LSE:ENDV) today announced that proved and probable reserves at year-end 2007 increased to 29.8 million barrels of oil equivalent (mmboe) compared to 29.6 mmboe a year ago (see Table 1). Extensions, discoveries and upward revisions to prior estimates added 3.5 mmboe, more than replacing production of 3.3 mmboe or approximately 9,000 boepd during 2007. The upward revisions in proved and probable reserves were a result of better-than-expected production from the Goldeneye, Brage and Njord fields and increased reserves in the Endeavour operated Rubie, Renee and Rochelle assets (R-blocks). The R-block reserves, which are covered under the existing Field Development Plans, will be developed for additional near-term production. Once development is complete, the R-blocks should add approximately 7,000 boepd of new production, net to Endeavour.
Table 1

	Net Reserves at December 31, 2007
	Oil	NGL	Gas	Equivalents
	(mbl)	(mbl)	(mcf)	(mboe)
Proved Developed
Producing	3,019	501	14,935	6,009
Non-Producing	673	1	95	690
Proved Undeveloped	1,130	15	5,214	2,014

Proved (1P)	4,822	517	20,244	8,713
Probable	10,263	296	63,226	21,097

Proved + Probable (2P)	15,085	813	83,470	29,810
Possible	12,304	396	147,106	37,218

Proved + Probable + Possible (P3)	27,389	1,209	230,576	67,028
Source: Netherland, Sewell and Associates, Inc.
As a result of strong performance from producing assets and our acquisition of producing properties in the United Kingdom in 2006, sales volumes for 2007 increased dramatically from the prior year. For the full-year 2007 sales volumes of 3.3 mmboe or 9,000 boepd compared to full-year 2006 volumes of 1.0 mmboe or 2,800 boepd (see Table 2). Currently, year-to-date production has averaged approximately 10,000 boepd.

Table 2

	Net Reserves
	Year Ended December 31
	2007	2006	2005
Oil and Condensate Sales (mbbls)[1]
United Kingdom	1,274	209	0
Norway	519	508	726

Total Oil and Condensate Sales	1,793	717	726

Gas Sales (mmcf)
United Kingdom	8,556	1,539	0
Norway	328	203	184

Total Gas Sales	8,884	1,742	184

Total Sales (mboe)
United Kingdom	2,700	466	0
Norway	574	542	756

Total Sales	3,274	1,008	756

BOE per day	8,969	2,760	2,072
“The foundation of our producing asset base, acquired in three different transactions since late 2004, has continued to deliver production and reserve performance that has exceeded expectations. Of special note are the Goldeneye field, where production continues to outperform forecasts, and ongoing development programs in the Brage and Njord fields,” said William L. Transier, chairman, president and CEO. “Good internal technical work has identified new drilling opportunities and increased reserves, particularly in our operated R-blocks. The strong production results and the year-end reserve study confirm the depth and quality of our asset base and provide the foundation on which to confidently grow the company.”

1 The volumes shown in this table represent volumes that were recorded as sales in the company’s records based on actual liftings of liquids    which was less than our actual physical production. Physical production for 2007 totaled 9,200 boepd.
Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.
The Securities and Exchange Commission (SEC) only permits oil and gas companies, in filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this release, such as probable reserves and possible reserves, to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC guidelines strictly prohibit us from including in filings with the SEC and are non-GAAP measures. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by Endeavour. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.